Exhibit 99.2

To:

From: Compensation Committee

Date:                                       , 2007

Re: 2007 Bonus Program

We are pleased to deliver to you the terms of your potential 2007 bonus.

Your 2007 bonus shall equal your 2007 base salary at January 1, 2007 multiplied by the following: (a)          % of the percentage in the column “Bonus Percentage (Pretax)” that corresponds to the percentage achievement of your region’s [regions’] target pretax income (“Pretax”) for the year ended December 31, 2007, plus  (b)         % of the percentage in the column “Bonus Percentage (EPS)” that corresponds to the consolidated earnings per share (“EPS”) of LKQ Corporation for the year ended December 31, 2007. For purposes of this bonus program, the calculation of EPS shall include (i) an accrual for the total proposed bonus payments to LKQ employees for 2007 (paid in 2008) and (ii) adjustments for any other extraordinary items affecting EPS, as such adjustments shall be determined by the Compensation Committee.

The 2007 awards will be paid out as soon as our financial reports are audited and finalized. Payments under the 2007 Incentive Compensation Plan will only be paid to individuals who are employed as of December 31, 2007. The Compensation Committee shall have the right to make all determinations, including interpretations of any questions, issues or ambiguities that may arise, with respect to the plan or any award under the plan. Such determinations shall be final and binding on all participants and their beneficiaries.

2007 Target Pretax Income for [Applicable] Region: $

Achievement of Target Pretax (%)	Bonus Percentage (Pretax)

[Numbers for each executive officer inserted here]

EPS ($)	Bonus Percentage (EPS)

[Numbers for each executive officer inserted here]